EXHIBIT 4.3
                    ATTUNITY LTD YEAR 2001 STOCK OPTION PLAN


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                                  ATTUNITY LTD
                           YEAR 2001 STOCK OPTION PLAN
                            (AS AMENDED THROUGH 2004)


         Attunity Ltd, a corporation formed under the laws of the State of Israel (the "Company"), hereby establishes and adopts the following Stock Option Plan (as amended from time to time, the "Plan"), effective December 27, 2001 (the "Effective Date").

         1. Purpose. The purpose of the Plan is to attract and retain outstanding employees and consultants of the Company and its subsidiaries who will contribute to the Company's success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentive inherent in the ownership of the Company's ordinary shares ("Shares"). For purposes of the Plan, the term "Subsidiary" shall mean "subsidiary corporation," as such term is defined in Section 424(f) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). For purposes of the Plan, the term "Award" shall mean a grant of an option to purchase Shares (an "Option") pursuant to the Plan.

         2. Shares Subject to Awards.

         (a) Awards under the Plan may be granted in the following forms:

                  (i) incentive stock options ("Incentive Stock Options) as provided in Section 422 of the Code; provided, however, that no Award of Incentive Stock Options shall be made hereunder after the date that is the tenth anniversary of the Effective Date;

                  (ii) non-qualified stock options ("Non-qualified Options") (the term "Options" includes incentive stock options and non-qualified options);

                  (iii) options granted pursuant to Section 102 of the Israeli Tax Ordinance ("102 Options"); and

                  (iv) options granted pursuant to Section 3.9 of the Israeli Tax Ordinance ("3.9 Options").

         (b) Subject to the adjustment provisions of Section 12 hereof, the aggregate number of Shares which may be issued under all Awards under the Plan and all options granted under the Attunity Ltd - The 2003 Israeli Share Option Plan (as amended, 2004) (the "2003 Plan" and together with the Plan, the "Plans") shall not exceed three million and two hundred thousand (3,200,000) Shares (excluding [838,396] Shares rolled-over from the Company's 1994 and 1998 plans to the 2003 Plan). Shares delivered under the Plan may be authorized and unissued Shares or Shares reacquired by the Company, or both. The Shares that are forfeited under the terms of the Plan and Shares that are the subject of Options that expire unexercised or which are otherwise surrendered by the holder of such Option (the "Optionee") without receiving any payment or other benefit with respect thereto may again be subject to new Awards under the Plan.


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         3. Administration of the Plan. The Plan shall be administered by the
Board of Directors of the Company (the "Board"), or by members of a compensation committee of the Board, consisting of not fewer than two directors of the Company, as designated by the Board (the "Committee").

         The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it may deem appropriate for the conduct of meetings and proper administration of the Plan. All actions of the Committee shall be taken by majority vote of its members, except that the members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee. Subject to the provisions of the Plan, the Committee shall have authority, in its sole discretion, to grant Awards under the Plan, to interpret the provisions of the Plan and, subject to the requirements of applicable law, including Rule 16b-3 of the Exchange Act, to prescribe, amend, and rescind rules and regulations relating to the Plan or any Award thereunder as it may deem necessary or advisable. All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons. No member of the Committee shall be liable for anything done or omitted to be done by him or by any other member of the Committee in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

         It may be intended that Options issued to Israeli employees of the Company or any of its Subsidiaries shall contain such terms as will qualify them for special tax treatment under section 102 of the Israeli Tax Ordinance ("Section 102"). Accordingly, all 102 Options and/or Shares issued upon the exercise of 102 Options shall be issued to a trustee nominated by the Committee and approved in accordance with the provisions of Section 102 (the "Trustee"), and shall be held in trust for the benefit of such Optionees for the period prescribed in Section 102. Notwithstanding any provision of the Plan or the trust described in the preceding sentence, the Trustee shall not release any 102 Option which has not been exercised into Shares by an Optionee or release any Shares issued upon the exercise of a 102 Option prior to the full payment of the Optionee's tax liabilities arising from such 102 Option. Upon receipt of the grant of a 102 Option, the Optionee may be required to execute a release relieving the Trustee from any liability in respect of any action or decision duly taken and executed in respect of such 102 Option or Shares issued pursuant thereto.

         4. Eligibility. Awards shall be made to such employees or consultants of the Company or any of its Subsidiaries as the Committee shall select from time to time; provided, however, that Incentive Stock Options shall not be granted to any person who is not an employee of the Company or its Subsidiaries or to any owner of 10% or more of the total combined voting power of all classes of stock of the Company and its Subsidiaries, as determined under Section 422(b)(6) of the Code (a "10% owner"), except as specifically provided herein. The Committee's designation of an Optionee in any year shall not require the Committee to designate such person to receive Awards or grants in any other year.


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         5. Stock Option Agreements. All Options granted pursuant to the Plan shall be evidenced in writing by stock option agreements ("Stock Option Agreements") in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan, including the following:

         (a) Type of Option; Number of Shares. Each Option shall be designated as an Incentive Stock Option, a Non-qualified Option, 102 Option or a 3.9 Option. Each Stock Option Agreement shall state the total number of Shares to which it pertains; provided, however, that the aggregate Fair Market Value (as defined below) of Shares subject to an Incentive Stock Option granted to any employee in any calendar year under this Plan and all other plans of the Company and its Subsidiaries shall not exceed $100,000, as determined in accordance with
Section 422 of the Code.

         (b) Option Price. The Option price per Share shall be determined by the Committee at the time any Option is granted and stated in the Stock Option Agreement, but shall not be less than 100% of the Fair Market Value of such Share on the date of the Award; provided, however, that in the case of an Award of Incentive Stock Option made to a 10% owner, the Option price per Share shall be not less than 110% of the Fair Market Value of such Share on the date of the Award. For all purposes under the Plan, Fair Market Value shall mean, if the Shares are listed or admitted to trading on a securities exchange, the per Share closing price of the Shares for the day immediately preceding the date as of which Fair Market Value is being determined (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported) reported on the principal securities exchange on which the Shares are listed or admitted to trading and reflected in the consolidated trading tables of The Wall Street Journal, or simillar publication when the Wall Street Journal is unavailable.

         (c) Option Period. The period for which the Option is granted shall be determined by the Committee, and the Stock Option Agreement shall provide that the Option shall expire at the end of such period: provided, however, that no Option shall be exercisable after the expiration of ten years from the date of its Award; and, provided further that an Option shall not be exercisable unless counsel for the Company shall be satisfied that the issuance of Shares upon exercise will be in compliance with the Exchange Act and other applicable laws. No Option may be exercised after the expiration of its term. Notwithstanding the foregoing, in the case of an Award of Incentive Stock Options made to a 10% owner, such Option shall not be exercisable after the expiration of five years from its date of Award.

         (d) Exercise Period. The Exercise Period for which the Option is granted shall be determined by the Committee, but in no event shall exceed ten
(10) years.

         Except as otherwise provided upon a Change of Control of the Company in
Section 11 hereof, Options that are subject to vesting shall cease to vest upon the Optionee's termination and/or resignation of employment as an employee or consultant for any reason; provided, however, that in the year that an Optionee terminates and/or resigns employment as an employee or consultant on account of his or her death or disability, the Optionee shall receive a fraction of the incremental percentage increase in vesting that the Optionee would have received had he or she remained employed until the next vesting date equal to the proportional time of service to the



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Company or any Subsidiary in such year. For the purpose of this section, the
Optionee's termination and/or resignation date shall be his last date of employment.

         (e) Time and Manner of Payment. Each Stock Option Agreement shall provide that Options granted under the Plan shall be exercised by the Optionee (or by his executors, administrators, guardian or legal representative) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company, specifying the number of Shares to be purchased. Full payment of such purchase price shall be made within five business days following the receipt of such notice by the Company and shall be made in cash or by certified check or bank check; provided, however, that the Optionee may order the deduction of full payment out of the proceeds of the immediate sales of the Shares. Such notice of exercise and full payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. The Company shall effect the transfer of Shares purchased pursuant to an Option as soon as practicable, and, within a reasonable time thereafter, such transfer shall be evidenced on the books of the Company. No person exercising an Option shall have any of the rights of a holder of Shares subject to an Option until certificates for such Shares shall have been issued following the exercise of such Option. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

         (f) Other Provisions. A Stock Option Agreement may contain any other terms and conditions that the Committee, in its sole discretion, deems appropriate; provided, however, that no such term or condition shall be inconsistent with the terms of the Plan or, in the case of an Incentive Stock Option, Section 422 of the Code. Each Stock Option Agreement may condition the exercise of any Option upon the attainment of specified productivity goals by a Company group or division or an individual Optionee.

         6. Non-Transferability of Options. No Option shall be assignable or transferable by the Optionee, other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by the Optionee or his guardian or legal representative; provided, however, that during the Optionee?s lifetime, the Optionee may, with the consent of the Committee, transfer without consideration all or any portion of his Options to
(i) one or more members of the Optionee?s immediate family, (ii) a trust established for the exclusive benefit of one or more members of the Optionee?s immediate family, or (iii) a limited liability company in which all members are members of the Optionee's immediate family. For purposes of this Section6, immediate "family" means the Optionee's spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings (including half-brothers and half-sisters), in-laws, and all such relationships arising because of legal adoption; provided, however, that any such immediate family, and any such trust, partnership and limited liability company, shall agree to be and shall be bound by the terms and provisions of the Plan and any applicable Stock Option Agreement or other agreements covering the Options of the Shares.



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         7. Termination of Employment or Services as a Consultant.

         (a) Except as otherwise provided by the Committee in a Stock Option Agreement, in the event of the termination of and/or resignation from employment or consulting services of an Optionee with the Company and its Subsidiaries for any reason (other than termination for cause, retirement, death, disability or Change of Control of the Company as provided below), Options granted to him that have not previously expired or been exercised shall be, to the extent exercisable on the date of such termination and/or resignation (the "Termination Date"), exercisable by the Optionee within 30 days after such Termination Date, unless such Option is earlier terminated pursuant to its terms; provided, however, that if a Termination Date falls within a restricted period (such as a "Quiet Period," as may be determined by the Committee, or within a restricted period due to tax regulations), then the Termination Date shall be determined to be the first following date after the end of such restricted period. All Options that are not exercisable as of the Termination Date or which are not exercised within 30 days thereafter, shall be deemed canceled and terminated as of such date. For the purpose of this section, the Optionee's Termination Date shall be the date of the Optionee's "Letter of Termination" or "Letter of Resignation" (as the case may be); provided, however, that the CEO and COO of the Company are hereby authorized to determine the Termination Date as any other date .

         (b) In the event that an Optionee?s employment or consulting services agreement is terminated by the Company or any of its Subsidiaries for "cause," all Options exercisable as of the date of such termination shall be canceled and terminated as of such date. For these purposes, termination for "cause" shall mean the following: the Optionee's violation of copyright/trademark protection maintained by the Company, a Subsidiary or Affiliate; the Optionee's engaging or assisting in any business in competition with the Company, a Subsidiary as an employee, owner, partner, director, officer, stockholder, consultant or agent (ownership of minority interests in publicly-traded corporations or of 5% or less of the equity of privately-held corporations, partnerships or companies shall not be considered competition for purposes of this Plan); the Optionee's dishonesty, or acting in any manner inconsistent with the utmost good faith and loyalty in the performance of the Optionee's duties; failure of the Optionee to perform his duties to the reasonable satisfaction of the Company or its Subsidiaries.

         8. Retirement. Except as otherwise provided by the Committee in a Stock Option Agreement, in the event that an Optionee retires from employment with the Company and its Subsidiaries, Options granted to him that have not previously expired or been exercised shall, to the extent exercisable on the date of retirement, continue to be exercisable by the Optionee in accordance with the Stock Option Agreement under which such Options were granted. Whether or not an Optionee has "retired" shall be determined by the Committee in its sole discretion.

         9. Death. In the event an Optionee dies while employed by or providing consulting services to the Company or any of its Subsidiaries, any Option granted to him that has not previously expired or been exercised shall, to the extent exercisable on the date of death, be exercisable by the estate of such Optionee or by any person who acquired such Option by bequest or inheritance, at any time within one year after the date of death of the Optionee, unless such Option is earlier terminated pursuant to its terms. All Options that are not exercisable as of the


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date of the Optionee's death or which are not exercised within one years thereafter shall be deemed canceled and terminated as of such applicable date.

         10. Disability. In the event of the termination and/or resignation of employment or consulting services of an Optionee due to total disability, the Optionee or his guardian or legal representative, shall have the right to exercise any Option which has not been previously exercised or expired and which the Optionee was eligible to exercise as of the first date of total disability, at any time within one year after such termination and/or resignation or separation, unless such Option is earlier terminated pursuant to its terms. All Options that are not exercisable as of the date of the Optionee's termination and/or resignation or which are not exercised within one year thereafter shall be deemed canceled and terminated as of such applicable date. The term "total disability" shall, for purposes of this Plan, be defined in the same manner as such term is defined in Section 22(e)(3) of the Code and shall be determined by the Committee in its sole discretion.

         11. Change of Control. Except as otherwise provided by the Committee in a Stock Option Agreement, upon a Change of Control of the Company, Options granted to any Optionee that have not previously expired or been exercised shall become null and void. A Change of Control shall be deemed to have occurred when:

         (a) any person (as such term is used in Section 13 of the Exchange Act and the rules and regulations thereunder and any person acting in concert with such person) directly or indirectly acquires or otherwise becomes entitled to vote more than 80% of the voting power entitled to be cast at elections for directors of the Company; or

         (b) there occurs any merger or consolidation of the Company, or any sale, lease or exchange of all or any substantial part of the consolidated assets of the Company and its Subsidiaries to any other person, and (i) in the case of a merger or consolidation, the holders of outstanding stock of the Company entitled to vote in elections of directors of the Company immediately before such merger or consolidation (excluding for this purpose any person that directly or indirectly owns or is entitled to vote 20% or more of the voting power of the Company) hold less than 80% of the voting power of the survivor of such merger or consolidation or its parent, or (ii) in the case of any such sale, lease or exchange, the Company does not own at least 80% of the voting power of the other person, or

         (c) one or more new directors of the Company are elected and at such time five or more directors (or, if less, a majority of the directors) then holding office were not nominated as candidates by a majority of the directors in office immediately before such election.

         12. Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event affects the Shares with respect to which Options have been or may be issued


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under the Plan, such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as the Committee may deem equitable, adjust any or all of (i) the number and type of Shares that thereafter may be made the subject of Options, (ii) the number and type of Shares subject to outstanding Options, and (iii) the grant or exercise price with respect to any Option, or, if deemed appropriate, make provision for a cash payment to the holder of any outstanding Option; provided, however, that the number of Shares subject to any Option denominated in Shares shall always be a whole number.

         13. Tax Withholding. The Optionee shall be fully and solely responsible for any local, state, federal and/or any other tax resulting from the grant of the Options and/or from exercise of such options. The Company shall have the right to withhold from such Optionee such withholding taxes as may be required by law, or to otherwise require the Optionee to pay such withholding taxes. If the Optionee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind, including a payment of Shares, otherwise due to such Optionee or to take such other action as may be necessary to satisfy such withholding obligations.

         14. Right of Discharge Reserved. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any employee or other individual the right to continue in the employment of or to continue under a consulting services agreement with the Company or any of its Subsidiaries or affect any right that the Company or any Subsidiary or Affiliate may have to terminate the employment of (or to demote or to exclude from future Options under the Plan) any such employee or consultant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of employment or any consulting services agreement even if the termination is in violation of an obligation of the Company or any Subsidiary of the Company to the employee.

         15. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

         16. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan with respect to Options that have not been granted, subject to any requirement for stockholder approval imposed by applicable law or any rule of any stock exchange or quotation system on which Shares are listed or quoted; provided, however, that the Board may not amend the Plan in any manner that would result in noncompliance with


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any applicable law. Neither the Board nor the Committee may, without the consent of the Optionee, alter or in any way impair the rights of such Optionee under any Award previously granted. Neither the termination of the Plan nor, except as provided in Section 11, the Change of Control of the Company shall affect any Option previously granted.

         Without amending the Plan, the Committee may grant Options to eligible individuals who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendment, procedures and the like to the Plan as may be necessary or advisable to comply with the provisions of laws in other countries in which the Company operates or has employees.

         17. Gender and Number. Any masculine terminology used in this Plan document shall also include the feminine, and the definition of any term herein in the singular shall also include the plural except when otherwise indicated by the context.

         18. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Israel and construed accordingly.